EXHIBIT 10.1

Tribune Company
Transitional Compensation Plan for Executive Employees

Tribune Company, by resolution of its Board of Directors, adopted the Tribune Company Transitional Compensation Plan for Executive Employees (the “Plan”) on December 9, 1985, to attract and retain executives of outstanding competence and to provide additional assurance that they will remain with Tribune Company and its subsidiaries on a long-term basis. The following provisions constitute an amendment and restatement of the Plan effective as of January 1, 2005.

1.

Participation. Any full-time, key executive employee of Tribune Company or of any of its subsidiaries shall be eligible to participate in the Plan in one of two separate tiers, if at the time his employment terminates he has been designated by the Committee as being covered by the Plan within a specific tier, and such designation has not been revoked; provided, however, that no revocation of such designation shall be effective if made: (a) on the day of, or within 36 months after, occurrence of a “Change in Control,” as such term is hereinafter defined; or (b) prior to a Change in Control, but at the request of any third party participating in or causing the Change in Control; or (c) otherwise in connection with or in anticipation of a Change in Control.

For the purposes of the Plan, the term “subsidiary” shall mean any corporation, more than 50 percent of the outstanding, voting stock in which is owned by Tribune Company or by a subsidiary.

2.

Administration. The Plan shall be administered by the Governance and Compensation Committee of the Board of Directors of Tribune Company (the “Committee”) or by a successor committee. The Committee shall have the authority to make rules and regulations governing the administration of the Plan, to designate executive employees to be covered by the Plan, to revoke such designations, and to make all other determinations or decisions, and to take such actions, as may be necessary or advisable for the administration of the Plan. The Committee’s determinations need not be uniform, and may be made selectively among eligible employees, whether or not they are similarly situated.

3.

Eligibility for Transitional Compensation. An executive who is a Participant in the Plan shall be eligible to receive transitional compensation, in the amounts and at the times described in paragraph 5, if:

    (a)        His employment with the Company and all of its subsidiaries is terminated:

(i)	On the day of, or within 36 months after, occurrence of a “Change in Control,” as such term is hereinafter defined; or

(ii)	Prior to a Change in Control, but at the request of any third party participating in or causing the Change in Control; or

(iii)	Otherwise in connection with or in anticipation of a Change in Control; and

    (b)        The Participant’s termination of employment was not:

(i)	On account of his death;

(ii)

On account of a physical or mental condition that would entitle him to long-term disability benefits under the Tribune Company Long Term Disability Plan , as then in effect (whether or not he is actually a Participant in such plan);

(iii)	For conduct involving dishonesty or willful misconduct which, in either case, is detrimental in a significant way to the business of Tribune Company or any of its subsidiaries; or

(iv)

On account of the employee’s voluntary resignation; provided that a resignation shall not be considered to be “voluntary” for the purposes of the Plan in the following situations: (x) if the resignation by Tribune Company’s Chairman & Chief Executive Officer or a Participant designated as a Tier I Participant as of December 13, 1994, occurs during the 30-day period immediately following the first anniversary of the Change in Control (i.e., this provision is not available for Tier II Participants or other Tier I Participants); or (y) if the resignation occurs under the circumstances described in paragraph 14(a) of the Plan; or (z) if, subsequent to the Change in Control and prior to such resignation, there has been a reduction in the nature or scope of the Participant’s authority or duties, a reduction in the Participant’s compensation or benefits or a change in the city in which he is required to perform his duties.

4.     Change in Control. For the purposes of the Plan, a “Change in Control” shall mean:

(a)

The acquisition, other than from Tribune Company, by any person, entity, or “group” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)), excluding for this purpose the Robert R. McCormick Tribune Foundation, the Cantigny Foundation, (or any charitable trust, foundation, organization, or similar entity or entities succeeding to one or both of those Foundations or any substantial part thereof) and any employee benefit plan or trust of Tribune Company or its subsidiaries, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20 percent or more of either the then outstanding shares of common stock or the combined voting power of Tribune Company’s then outstanding voting securities entitled to vote generally in the election of directors; or

(b)

Individuals who, as of January 1, 2005, constitute the Board of Directors of Tribune Company (as of January 1, 2005 the “Incumbent Board” and, generally, the “Board”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election, by the shareholders of Tribune Company was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the members of the Board of Tribune Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be considered as though such person were a member of the Incumbent Board; or

(c)

Consummation of a reorganization, merger, consolidation or other transaction involving Tribune Company, in each case, with respect to which persons who were the shareholders of Tribune Company immediately prior to such reorganization, merger, consolidation or other transaction do not, immediately thereafter, own, directly or indirectly, 50% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, or a liquidation or dissolution of Tribune Company, or the sale of all or substantially all of the assets of Tribune Company.

5.     Amount and Payment of Transitional Compensation. A Participant who is eligible for transitional compensation shall receive:

(a)	Subject to paragraph 6, a lump-sum cash payment, payable within 30 calendar days after the date on which his employment terminates, in an amount equal to the sum of:

(i)

For Tier I Participants, three (3) multiplied by the sum of (x) the Participant’s highest annual rate of Base Salary in effect within the three years prior to or upon the effective date of termination and (y) two hundred percent (200%) of the Participant’s target bonus payable for the year in which the Change in Control occurs under the Tribune Company Incentive Compensation Plan (As Amended and Restated Effective May 12, 2004), as now or hereafter amended, or any replacement or successor plan; or

(ii)

For Tier II Participants, two (2) multiplied by the sum of (x) the Participant’s highest annual rate of Base Salary in effect within the three years prior to or upon the effective date of termination and (y) two hundred percent (200%) of the Participant’s target bonus payable for the year in which the Change in Control occurs under the Tribune Company Incentive Compensation Plan (As Amended and Restated Effective May 12, 2004), as now or hereafter amended, or any replacement or successor plan.

    (b)        Outplacement services at a qualified agency selected by Tribune Company;

(c)

Continuation of coverage under his employer’s group medical, group life, and group long-term disability plans, if any, and under any policy or policies of “split dollar” life insurance maintained by his employer, until the earliest to occur of:

(i)	The expiration of 36 months for Tier I Participants, and the expiration of 24 months for Tier II Participants, from the date on which his employment terminates; or

(ii)	The date on which he obtains comparable coverage provided by a new employer.

For purposes of this paragraph 5, a Participant’s annual rate of base salary shall be determined prior to any reduction for deferred compensation, “401(k)” plan contributions, and similar items, provided that any reduction in a Participant’s annual rate of salary, group insurance or split dollar coverage, occurring within 36 months after a Change in Control shall be disregarded, and the payments and coverage under this paragraph shall be governed by the annual salary, group insurance and split dollar coverage, provided to such Participant immediately prior to such reduction.

6.

Certain Distributions. Notwithstanding any provision of the Plan to the contrary, a Participant who is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”) may not receive a distribution under the Plan prior to the date which is 6 months after the date of the Participant’s termination of employment, or, if earlier, the date of death of the Participant.

7.

Taxes. If, for any reason, any part or all of the amounts payable to a Tier I or Tier II Participant pursuant to the Plan (or otherwise, if such amounts are paid by Tribune Company or any of its subsidiaries after there has been a Change in Control) are deemed to be “excess parachute payments” within the meaning of Section 280G(b)(1) of the Code , Tribune Company shall pay to such Participant, in addition to any other amounts that he may be entitled to receive pursuant to the

Plan, an amount which, after all federal, state, and local taxes (of whatever kind) imposed on the Participant with respect to such amount are subtracted therefrom, is equal to the excise taxes imposed on such excess parachute payments pursuant to Section 4999 of the Code.

8.

No Funding of Transitional Compensation. Nothing herein contained shall require or be deemed to require Tribune Company or a subsidiary to segregate, earmark, or otherwise set aside any funds or other assets to provide for any payments required to be made hereunder, and the rights of a terminating Participant to transitional compensation hereunder shall be solely those of a general, unsecured creditor of Tribune Company. However, Tribune Company may, in its discretion, deposit cash or property, or both, equal in value to all or a portion of the amounts anticipated to be payable hereunder for any or all Participants into a trust, the assets of which are to be distributed at such times as are provided for in the Plan; provided that such assets shall be subject at all times to the rights of Tribune Company’s general creditors.

9.

Death. In the event of a Participant’s death, any amount or benefit payable or distributable to him pursuant to paragraph 5(a) and paragraph 7shall be paid to the beneficiary designated by such Participant for such purpose in the last written instrument received by the Committee prior to the Participant’s death, if any, otherwise, to the Participant’s estate.

10.

Rights in the Event of Dispute. If a claim or dispute arises concerning the rights of a Participant or beneficiary to benefits under the Plan, regardless of the party by whom such claim or dispute is initiated, Tribune Company shall, upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attorneys’ fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Participant or by anyone claiming under or through the Participant (such person being hereinafter referred to as the Participant’s “claimant”), in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling such claim or dispute; provided that:

(a)

The Participant or the Participant’s claimant shall repay to Tribune Company any such expenses theretofore paid or advanced by Tribune Company if and to the extent that the party disputing the Participant’s rights obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or otherwise, and it is determined that such expenses were not incurred by the Participant or the Participant’s claimant while acting in good faith; provided further that

(b)

In the case of any claim or dispute initiated by a Participant or the Participant’s claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Plan, to the

Committee within one year after the occurrence of the event giving rise to such claim or dispute.

11.	Amendment or Termination. Subject to Section 409A of the Code, the Board of Directors of Tribune Company reserves the right to amend, modify, suspend, or terminate the Plan at any time; provided that:

(a)

Without the consent of the Participant, no such amendment, modification, suspension, or termination shall reduce or diminish his right to receive any payment or benefit which becomes due and payable under the Plan as then in effect by reason of his termination of employment prior to the date on which such amendment, modification, suspension, or termination becomes effective; and

(b)

No such amendment, modification, suspension, or termination which has the effect of reducing or diminishing the right of any Participant to receive any payment or benefit under the Plan will become effective prior to the expiration of the 36 consecutive month period commencing on the date of a Change in Control, if such amendment, modification, suspension, or termination was effected: (i) on the day of or subsequent to the Change in Control; (ii) prior to the Change in Control, but at the request of any third party participating in or causing the Change in Control; or (iii) otherwise in connection with or in anticipation of a Change in Control.

12.

No Obligation to Mitigate Damages. In the event a Participant becomes eligible to receive benefits hereunder, the Participant shall have no obligation to seek other employment in an effort to mitigate damages. To the extent a Participant shall accept other employment after his termination of employment, the compensation and benefits received from such employment shall not reduce any compensation and benefits due under this Plan, except as provided in paragraph 5(c).

13.

Other Benefits. The benefits provided under the Plan shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that a Participant or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by Tribune Company or by any of its subsidiaries.

14.    Successors.

(a)

Tribune Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of Tribune Company, to expressly assume and agree to perform Tribune Company’s obligations under this Plan in the same manner and to the same extent that Tribune Company would be required to perform them if no such succession had taken place unless, in the opinion of legal counsel mutually acceptable to a majority of the Participants, such obligations have been assumed by the successor as a matter of law. Failure of Tribune Company to obtain such agreement prior to the effectiveness of any such succession (unless the foregoing opinion is rendered to the Participants) shall entitle each Participant to terminate his employment and to receive the payments provided for in paragraphs 5 and 7 above. As used in this Plan, “Tribune Company” shall mean such company, as presently constituted, and any successor to its business and/or assets which executes and delivers the agreement provided for in this paragraph 14 or which otherwise becomes bound by all the terms and provisions of the Plan as a matter of law.

(b)

A Participant’s rights under this Plan shall inure to the benefit of, and shall be enforceable by, the Participant’s legal representative or other successors in interest, but shall not otherwise be assignable or transferable.

15.

Notices. Any notices referred to herein shall be in writing and shall be sufficient if delivered in person or sent by U.S. registered or certified mail to the Participant at his address on file with his employer (or to such other address as the Participant shall specify by notice), or to Tribune Company at 435 North Michigan Avenue, Chicago, Illinois 60611, Attention: Governance and Compensation Committee.

16.

Waiver. Any waiver of any breach of any of the provisions of the Plan shall not operate as a waiver of any other breach of such provisions or any other provisions, nor shall any failure to enforce any provision of the Plan operate as a waiver of any party’s right to enforce such provision or any other provision.

17.

Severabilitv. If any provision of the Plan or the application thereof is held invalid or unenforceable by a court of competent jurisdiction, the invalidity or unenforceability thereof shall not affect any other provisions or applications of this Plan which can be given effect without the invalid or unenforceable provision or application.

18.	Governing Law. The validity, interpretation, construction, and performance of the Plan shall be governed by the laws of the state of Illinois.

19.	Headings. The headings and paragraph designations of the Plan are included solely for convenience of reference and shall in no event be construed to effect or modify any provisions of the Plan.

20.

Gender and Number. In the Plan where the context admits, words in any gender shall include the other gender, words in the plural shall include the singular, and words in the singular shall include the plural.

        IN WITNESS WHEREOF, the Tribune Company Employee Benefits Committee has caused the foregoing to be executed on behalf of Tribune Company by the undersigned duly authorized Chairman of the Committee this 22nd day of December, 2005.

TRIBUNE COMPANY
/s/ Donald C. Grenesko Donald C. Grenesko Chairman of Tribune Company Employee Benefits Committee